Exhibit 5.1

June 10, 2013

Enanta Pharmaceuticals, Inc.

500 Arsenal Street

Watertown, MA 02472

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to 2,040,054 shares of Common Stock, $0.01 par value per share (the “Shares”), of Enanta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), issuable upon exercise of options granted or to be granted under the Company’s Amended and Restated 1995 Equity Incentive Plan and the Company’s 2012 Equity Incentive Plan (the “Plans”).

It is our opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms of the Plans, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of our name in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ EDWARDS WILDMAN PALMER LLP